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                                                                     Exhibit 3.1



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              DRAGON SYSTEMS, INC.
                        (PURSUANT TO SECTIONS 242 & 245)

         Dragon Systems, Inc., a corporation (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies as follows:

                  FIRST:  The name of the corporation is dragon Systems, Inc.

                  SECOND: The date on which the initial Certificate of Incorporation of the Corporation was filed with the secretary of State of the State of Delaware is June 24, 1982, under the name Dragon Systems, Inc.

                  THIRD: The Board of Directors of the Corporation, pursuant to the GCL, adopted resolutions amending, integrating and restating the Certificate of Incorporation to read in full as set forth in the Restated Certificate of Incorporation attached hereto as Exhibit A.

                  FOURTH: Pursuant to resolutions of the Board of Directors, the Restated Certificate of Incorporation was thereafter submitted to the stockholders of the Corporation for their approval, which approval was given by written consent of the stockholders pursuant to Section 228 of the GCL.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, this 6th day of July, 1994.

                                       DRAGON SYSTEMS, INC.


                                       /s/ Janet M. Baker
                                       ----------------------------------------
                                       Janet M. Baker,
                                       President
ATTEST:

/s/ Robert Goldberg
-----------------------------

By: Robert Goldberg
   --------------------------

Title: Assistant Secretary
      -----------------------
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                             RESTATED CERTIFICATE OF

                                INCORPORATION OF

                              DRAGON SYSTEMS, INC.


                                    Article I

         The name of the Corporation is Dragon Systems, Inc.

                                   Article II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   Article III

         The nature of the business or purposes to be conducted or promoted is as follows:

         To develop, manufacture, market, sell, lease and otherwise dispose of, and trade or deal in and with, speech processing equipment, systems and services of every type and description.

         To conduct or engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   Article IV

         The Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 15,000,000. The number of shares of Common Stock which the Corporation is authorized to issue is 10,000,000, par value $.04 per share. The number of shares of Preferred Stock which the Corporation is authorized to issue is 4,000,000, par value $.04 per share.

         The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

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         The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the Common Stock or the holders thereof are as follows:

         Section 1. Dividends. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends at the rate of $1.60 per share per annum, payable quarterly as the Board of Directors may from time to time determine out of funds legally available therefor. No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $1.60 per share on the Preferred Stock shall have been paid or declared and set apart during that fiscal year. The right to such dividend on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year.

         After payment of such dividends any additional dividends declared shall be distributed among all the holders of Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in Section 4 below).

         Section 2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                  (a) The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount equal to the sum of (i) $20.00 per share for each share of Preferred Stock then held by them, and (ii) an amount equal to all declared but unpaid dividends on the Preferred Stock. If the assets and funds thus distributed among the holders of the Preferred Stock pursuant to this Section 2(a) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive.

                  (b) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as set forth in the first sentence of this Section 2(a), then the holders of the Common Stock shall be entitled to receive the amount equal to the sum of (i) $6.78 per share for each share of Common Stock held by them, and (ii) an amount equal to all declared but unpaid

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dividends on the Common Stock. If the assets and funds thus distributed among the holders of the Common Stock pursuant to this Section 2(b) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2(b) shall be distributed ratably among the holders of the Common Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive.

                  (c) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a) above and after payment has been made to the holders of the Common Stock of the full amounts to which they shall be entitled as set forth in
Section 2(b) above, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed on a pro rata basis on the outstanding Common Stock and Preferred Stock (with the outstanding Preferred Stock sharing in such distribution on an as-converted into Common Stock basis).

                  (d) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation (other than any merger or consolidation in which shareholders of the Corporation immediately prior to such merger or consolidation beneficially own a majority of the voting shares of the surviving corporation immediately following such merger or consolidation), or a sale of all o substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

                  (e) Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon merger, reorganization or sale of substantially all of the assets of the Corporation shall be valued as follows:

                           (1) if traded on a securities exchange or on the
NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten business day period ending three (3) business days prior to the closing;

                           (2) if actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the ten business day period ending three (3) business days prior to the closing; and

                           (3) if there is no active public market, the value
shall be the fair market value thereof as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock voting as a single class, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by

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independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock voting as a single class.

         Section 3. Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 228 of the Delaware General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock at cost issued to or held by officers, directors, employees or consultants upon termination of their employment or services pursuant to agreements approved by the Board of Directors of the Corporation.

         Section 4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

                  (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent, into such number of fully paid and nonassessable shares of Common Stock, as is determined by dividing $20.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock for each share of Preferred Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

         Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Company. For purposes of such payments, shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

                  (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or any successor form under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price which results in aggregate net cash proceeds to the Company in excess of $10,000,000. In the event of the automatic conversion of the Preferred Stock upon a public offering as set forth herein, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional share

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to which the holder would otherwise be entitled, the Conversion shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder or Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate of certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) Adjustment of Conversion Price of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

                           (1) Adjustments for Subdivisions, Combinations or
Consolidation of Common Stock. Following the date this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, in the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the conversion Price then in effect

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shall, concurrently with the effectiveness of such combination of consolidation, be proportionately increased.

                           (2) Adjustments for Stock Dividends and Other
Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 4 or as provided in Section 1, then and in each such event the holders of Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                           (3) Adjustments for Reclassification, Exchange and
Substitution. Except as provided in Section 2 upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock shall have been entitled upon such reorganization or reclassification.

                  (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                  (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and

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(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                  (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                           (i) to declare any dividend or distribution upon its
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                           (ii) to offer for subscription pro rata to the holder
of any class or series of its stock any additional shares of stock of any class or series or other rights;

                           (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                           (iv) to merge or consolidate with or into any other
corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                                    then, in connection with each such event,
the Corporation shall send to the holders of the Preferred Stock:

                                    (1) at least 20 days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                    (2) in the case of the matters referred to
in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holder of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

         Section 5. Voting Rights. Except as otherwise required by law or by
Section 6 or by Article V hereof, the holder of each share of Common stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of

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votes equal to the number of shares of Common Stock into which such share of
Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the dates such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class (except as required by Section 2 or Section 6 or by the General Corporation Law of Delaware). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

         Section 6. Covenants. In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than seventy-five and one-tenth percent (75.1%) of the then outstanding shares of the Preferred Stock create any new class of shares which has rights, preferences or privileges superior to the Preferred Stock.

         Section 7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                    Article V

         In furtherance and not in limitation of powers conferred by statute, it is further provided:

         (a) Election of directors need not be by written ballot.

         (b) The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

                                   Article VI

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 o Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or

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receivers appointed for the Corporation under the provisions of Section 279 of
Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   Article VII

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

         The corporation may indemnify to the fullest extent permitted by law any person (including the representative of such person's estate and such person's successors and assigns) made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, office or employee of the corporation or served at any other enterprise as a director, officer or employee at the request of the corporation.

         Neither any amendment not repeal of this Article VII nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  Article VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              DRAGON SYSTEMS, INC.

 Pursuant to Section 242 of the General Corporation Law of the State of Delaware
 -------------------------------------------------------------------------------

     DRAGON SYSTEMS, INC. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     By written action of the Board of Directors of the corporation resolutions were duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been or will be given to all stockholders who have not consented in writing to said amendment. The resolution setting forth the amendment is as follows:

RESOLVED:      That Article FOURTH of the Restated Certificate of Incorporation
               of the Corporation be and hereby is amended by deleting the first paragraph of Article FOURTH and by inserting the following in lieu thereof:

               "The Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 50,000,000. The number of shares of Common Stock which the Corporation is authorized to issue is 45,000,000, par value $.04 per share. The number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000, par value $.04 per share."

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President as of the 16th day of November, 1998.


                                             /s/ Janet M. Baker
                                             -----------------------------------
                                             Janet M. Baker, President

                                        2